EXHIBIT 10.8
SCHEDULE OF DIRECTOR COMPENSATION ARRANGEMENTS
TRICO MARINE SERVICES, INC.
Board and Committee Compensation
Fees:

Chairman of
All Directors		Nominating and	Chairman of	Chairman of
Except Chairman	Chairman of Audit	Governance	Compensation	Strategic Committee
$65,000 per year payable quarterly	$10,000 per year payable quarterly	$5,000 per year payable quarterly	$5,000 per year payable quarterly	N/A
Meeting fees and international travel fees are discontinued.
Initial Share award for new directors: Equity award shall be granted to new directors with a total equity value equal to the amount of the annual cash retainer then in effect.
Annual Share award: to be determined from time to time by the Board of Directors for award, concurrent with the annual shareholders’ meeting, for all non-management directors.